Exhibit 10.34

CHRYSLER GROUP LLC

DEFERRED PHANTOM SHARE PLAN

Section 1. Creation and Purpose

(a) Creation of the DPS Plan. The Compensation and Leadership Development Committee (the “Committee”) of the Board of Directors (the “Board”) of Chrysler Group LLC (the “Company”) established the Chrysler Group LLC Deferred Phantom Share Plan (the “DPS Plan”) effective as of November 1, 2009.

(b) Purpose of the DPS Plan. The purpose of the DPS Plan is to align the interests of the Company’s executive officers and key employees with the interests of the Company’s equity security holders. The DPS Plan is designed to provide compensation that is tied to the value of the equity securities of the Company by the grant of Deferred Phantom Shares (“DPSs”). DPSs represent the contractual right to receive cash payments based on the value of the equity securities of the Company, subject to the terms and conditions of the DPS Plan and any documentation evidencing such DPSs.

(c) Special Master Oversight. The DPS Plan is intended to comply and shall be administered in a manner that complies with the limitations and restrictions imposed by Section 111 of the Emergency Economic Stabilization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009, and the regulations and other guidance promulgated by the United States Department of Treasury thereunder (“TARP”). Accordingly, and notwithstanding anything in the DPS Plan or any documentation evidencing DPSs to the contrary, to the extent mandated by Section 111 of TARP and/or the United States Department of the Treasury’s Office of the Special Master for TARP Executive Compensation (the “Special Master”), compensation payable under the DPS Plan shall be subject to the approval of the Special Master. Compensation that is not permitted to be paid or accrued under TARP shall not be paid or accrued under the DPS Plan. No individual shall have any right or claim against the Company for any benefits or compensation that the Company, in its discretion, determines is not payable or cannot be accrued under the DPS Plan as a result of compliance with TARP.

Section 2. Administration

(a) Administration. The Committee shall be responsible for the administration of the DPS Plan.

(i) Any DPSs granted by the Committee may be subject to such conditions, not inconsistent with the terms of the DPS Plan, as the Committee shall determine, in its sole discretion.

(ii) The Committee shall have discretionary authority to prescribe, amend and rescind rules and regulations relating to the DPS Plan, to provide for conditions deemed necessary or advisable to protect the interests of the Company and/or its equity security holders, to interpret the DPS Plan and to make all other determinations necessary or advisable for the administration and interpretation of the DPS Plan and to carry out its provisions and purposes. Any determination, interpretation or other action made or taken (including any failure to make any determination or interpretation, or take any other action) by the Committee pursuant to the provisions of the DPS Plan shall be final, binding and conclusive for all purposes and upon all persons and shall be given deference in any proceeding with respect thereto.

(iii) The Committee may consult with legal counsel and other advisors, and shall not incur any liability for any action taken in good faith in reliance upon the advice of counsel. The Committee shall have sole discretion to determine which legal counsel and other advisors to retain.

(b) Delegation. The Committee may delegate its authority to officers or managers of the Company, subject to such terms as the Committee shall determine.

Section 3. Deferred Phantom Shares

(a) In General. Prior to the occurrence of a “Chrysler IPO” as defined in the Amended and Restated Limited Liability Company Operating Agreement of the Company, dated June 10, 2009 (as the same may be amended from time to time, the “Operating Agreement”), each DPS granted under the DPS Plan shall represent a contractual right to receive a cash payment in an amount equal to the Fair Market Value (as described in Section 7) of one Chrysler Unit. For purposes of the DPS Plan, a “Chrysler Unit” means 1/600 of a “Class A Membership Interest” (as defined in the Operating Agreement) on a fully diluted basis and assuming the conversion of outstanding “Class B Membership Interests” (as defined in the Operating Agreement).

(b) Adjustment in Capitalization. In the event of an adjustment in the capitalization of the Company (including, without limitation, a recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of equity securities, warrants or rights offering to purchase equity securities at a price substantially below fair market value, or other similar corporate event affects the equity securities of the Company) or a distribution to the equity security holders of the Company such that an adjustment is required in order to preserve, or to prevent the enlargement of, the benefits or potential benefits intended to be made available under the DPS Plan to the holders of outstanding DPSs, then the Committee shall, in its sole discretion, and in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of equity securities which thereafter relate to DPSs that may be granted under the DPS Plan, (ii) the number and kind of equity securities underlying outstanding DPSs, (iii) the factors and manner by which the value of the DPSs are determined, (iv) and any other affected term or condition of the DPS Plan and/or outstanding DPSs.

(c) Adjustment in the Event of a Chrysler IPO. Without limiting the generality of Section 3(b), in the event of a Chrysler IPO, each DPS shall be equitably converted, as determined by the Committee, into deferred phantom shares of the publicly-held company.

Section 4. Grant of Deferred Phantom Shares

(a) Grant of DPSs. The Chief Executive Officer of the Company (the “CEO”) may select, subject to the approval of the Committee, the executive officers and employees who are to be granted DPSs (the executive officers and employees to whom DPSs are granted are referred to in the DPS Plan as “Participants”). Unless otherwise determined by the CEO and approved by the Committee, on each Participant’s regular monthly payroll date, an amount (such amount to be determined by the CEO and approved by the Committee) shall be allocated to the Participant. The deferred amount shall be converted to a number of DPSs by dividing the amount by the Fair Market Value of a Chrysler Unit, based on the most recently completed valuation of the Company or, if the Committee deems necessary or appropriate, on the next valuation. The CEO, subject to the approval of the Committee, shall determine the other terms and conditions applicable to such DPSs, provided that such other terms and conditions are not inconsistent with the DPS Plan.

(b) Crediting of DPS Account. The Company shall maintain one or more notional account(s) on behalf of each Participant (the “DPS Account”). The number of DPSs granted to each Participant shall be credited to the Participant’s DPS Account.

(c) Distributions. Participants’ DPS Accounts shall also be credited with additional DPSs equal to the value of the notional distributions that would have been received by the Participants (other than distributions made solely in respect of the Members’ “Tax Amount” as set forth in Section 4.4(b) of the Operating Agreement (or any successor provision of the Operating Agreement)), if (i) the Participants held the same equity securities underlying the DPSs then credited to the Participants’ DPS Accounts and (ii) the participants in the Company’s Directors’ Restricted Stock Unit Plan and the Company’s Restricted Stock Unit Plan held the same equity securities underlying the awards then credited to the participants’ accounts in such plans. The number of DPSs so credited shall equal the amount of such notional distributions divided by the Fair Market Value of a Chrysler Unit, based on the most recently completed valuation of the Company or, if the Committee deems necessary or appropriate, on the next valuation. Any additional DPSs credited to the DPS Account of a Participant shall, as of the date so credited, be treated for all purposes of the DPS Plan (including, without limitation, the provisions of the DPS Plan pertaining to the payment of amounts from the Participant’s DPS Account and the crediting of future distributions) as though part of the grant of DPSs to which such distributions relate.

(d) Chrysler IPO. No DPSs shall be granted under the DPS Plan on or after the occurrence of a Chrysler IPO.

Section 5. Vesting Conditions. A Participant’s right to payment with respect to any DPS shall be fully vested at all times.

Section 6. Payment

(a) Payment Date. Payment shall in all events be made in compliance with TARP and, to the extent applicable, with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Unless the Committee shall otherwise determine, (i) with respect of one-third of the DPSs credited to a Participant’s DPS Account in each quarter of the calendar year, payment shall be made to the Participant during the quarter of the calendar year in which the second anniversary of the grant date occurs and (ii) with respect to an additional one third of the DPSs credited to a Participant’s DPS Account in each quarter of the calendar year, payment shall be made to the Participant during the quarter of the calendar year in which the third anniversary of the grant date occurs and (iii) with respect to the remaining one-third of the DPSs credited to a Participant’s DPS Account in each quarter of the calendar year, payment shall be made to the Participant during the quarter of the calendar year in which the fourth anniversary of the grant date occurs; provided, however, that, as expressly required by the Office of the Special Master, each installment shall be paid one year earlier if the Company repays the financial assistance received by the Company under TARP For the purposes of this Section 6, the amount paid shall equal the Fair Market Value of the Chrysler Units underlying the applicable DPSs, based on the most recently completed valuation of the Company or, if the Committee deems necessary or appropriate, on the next valuation.

(b) Form of Payment. All payments under the DPS Plan shall be in the form of cash.

Section 7. Valuation. The Fair Market Value of a Chrysler Unit shall be determined by the Committee in good faith and pursuant to a consistent methodology based on the valuation of the Company (such valuation to be determined at least annually). In determining the value of the Company, the Company may consult with investment bankers, auditors, valuation experts and other advisors, and shall not incur any liability for any action taken in good faith in reliance upon the advice of such advisors.

Section 8. Amendment and Termination. The Committee may at its discretion at any time and from time to time alter, amend, suspend, or terminate the DPS Plan and any documentation evidencing DPSs; provided, however, that (i) no such alteration, amendment, suspension or termination shall affect adversely any then outstanding DPSs without the consent of the adversely affected Participant, and (ii) no such alteration, amendment, suspension or termination shall be inconsistent with the applicable provisions of TARP.

Section 9. Miscellaneous Provisions

(a) Nontransferability of Awards. No DPSs granted under the DPS Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(b) No Guarantee of Employment or Participation. Nothing in the DPS Plan shall interfere with or limit in any way the right of the Company or any affiliate of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any such affiliate. No executive officer or employee shall have a right to be selected as a Participant, or, having been so selected, to receive any future DPSs.

(c) Tax Withholding. The Company or any affiliate of the Company shall have the power to withhold, or require a Participant to remit to the Company or such affiliate promptly upon notification of the amount due, an amount (in cash or other compensation payable to the Participant) sufficient to satisfy the statutory minimum federal, state, local and foreign withholding tax requirements with respect to any DPS and the Company or such affiliate may defer payment of cash or issuance or delivery of property until such requirements are satisfied.

(d) Governing Law. The DPS Plan, and all agreements hereunder, shall be governed by and construed in accordance with the law of the State of Michigan, regardless of the law that might be applied under principles of conflict of laws.

(e) Freedom of Action. Nothing in the DPS Plan or any agreement entered into pursuant to the DPS Plan shall be construed as limiting or preventing the Company or any affiliate of the Company from taking any action with respect to the operation or conduct of its business that it deems appropriate or in its best interest.

(f) Unfunded Plan; DPS Plan Not Subject to ERISA. The DPS Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The DPS Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

(g) Severability of Provisions. If any provision of the DPS Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the DPS Plan shall be construed and enforced as if such provision had not been included.

ADDENDUM TO THE

CHRYSLER GROUP LLC

DEFERRED PHANTOM SHARE PLAN

This Addendum (this “Addendum”) to the Chrysler Group LLC 2009 Deferred Phantom Share Plan (the “DPS Plan”) sets forth the terms and conditions applicable to the DPSs granted to the Company’s Chief Executive Officer (the “CEO”) for service as a director of the Company (the “CEO’s Stock Salary Arrangement”) in accordance with the letter, dated December 23, 2009, of the United States Department of the Treasury’s Office of the Special Master for TARP Executive Compensation. Capitalized terms used but not otherwise defined in this Addendum shall have the meanings ascribed to them in the DPS Plan. Except as expressly provided herein, the terms and conditions set forth in the DPS Plan shall apply to the CEO’s Stock Salary Arrangement. For the avoidance of doubt, this Addendum is incorporated into the DPS Plan.

Section 1. Grant of CEO Stock Salary Arrangement. The CEO shall receive 361,446 DPSs.

Section 2. Payment. Payment shall, to the extent applicable, be made in compliance with TARP and with Section 409A of the Code. An amount equal to the Fair Market Value of the Chrysler Units underlying the DPSs credited to the CEO’s DPS Account shall be paid to the CEO on the later of (i) June 10, 2012, and (ii) the date on which the Company ceases to have an “Obligation” within the meaning of TARP.